EXHIBIT 3-1

Prescribed by J. Kenneth Blackwell

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ARTICLES OF INCORPORATION

(Under Chapter 1701 of the Ohio Revised Code)

Profit Corporation

The undersigned, desiring to form a corporation, for profit, under Sections 1701.01 et seq. of the Ohio Revised Code, do hereby state the following:

FIRST.	The name of said corporation shall be: FIRSTENERGY GENERATION CORP.
SECOND.	The place in Ohio where its principal office is to be located is 76 S. Main St. , Summit County, Ohio
(city, village or township)
THIRD.	The purpose(s) for which this corporation is formed is:

To engage in any lawful business, contract or undertaking for which corporations formed under Chapter 1701 of the Ohio Revised Code may engage and, in connection therewith, to exercise all express and incidental powers normally permitted such corporations.

FOURTH.	The number of shares which the corporation is authorized to have outstanding is: 850 common shares
(Please state whether shares are common or preferred, and their par value, if any. Shares will be recorded as common with no par value unless otherwise indicated.)
FIFTH.	Limitation of Authority. The authority of the corporation, its shareholders, and directors, is subject to the following:
(a)

The corporation may wind up its affairs and dissolve pursuant to a resolution adopted at a meeting of shareholders called for such purpose, by the affirmative vote of the holders of record of shares entitling them to exercise the majority of the voting power of the corporation; and

(b)

The corporation may purchase its shares, regardless of class, from time to time, to such extent, in such manner, and upon such terms as its Board of Directors shall determine; provided, however, that the corporation shall not purchase any of its shares if, after such purchase, its assets would be less than its liabilities plus stated capital.
SIXTH.

Dealing with Director or Officer. A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent, or otherwise; and any transaction, contract, or act of the corporation shall not be void or voidable or be in any way affected or invalidated by reason of the fact that any director or officer or any firm of which such director or officer is a member or any corporation of which such director or officer is a shareholder, director, or officer, is in any way interested in such transaction, contract, or act; provided, however, that the fact that such director, officer, firm or corporation is so interested shall be disclosed or shall be made known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such transaction, contract, or act shall be taken; and any such director of officer shall not be held accountable or responsible to the corporation, or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member, or any corporation of which he is a shareholder, officer, or director, is interested in such transaction, contract, or act. Any such director or officer, if such officer is a director, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize or take action in respect of any such transaction, contract, or act, and may vote thereat to authorize, ratify, or approve any such transaction, contract, or act, with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, officer, or director, were not interested in such transaction, contract, or act.

SEVENTH.

Indemnification of Directors, Officers, Employees, and Others. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed cause of action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses (included attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such cause of action, suite, or proceeding, to the fullest extent permitted under Section 1701.13(E) of the Ohio Revised Code, or the successor to that statute.

IN WITNESS WHEREOF, we have hereunto subscribed our names, on 10/18/2000
(date)

Signature:	/s/ Mary H. Bell	, Incorporator
Name:	Mary H. Bell

Signature:	, Incorporator
Name:

Signature:	, Incorporator
Name: